Limelight Announces Sale of Web Content Management Business
TEMPE, Ariz., Dec. 23, 2013 /GLOBE NEWSWIRE/ -- Limelight Networks (Nasdaq:LLNW), a leader in Digital Presence Management and Delivery, today announced it has sold its web content management business to Upland Software. The business will now operate as a product line in the Upland Software family, under the name of Clickability.
“As the Limelight Orchestrate Platform grows to support an ever-widening ecosystem of content, channels and devices, the sale of our web content management business enables us to concentrate our efforts on expanding Limelight’s unique delivery optimization capabilities, where we see attractive market opportunities and enjoy a leadership position,” said Robert Lento, chief executive officer of Limelight. “We’re pleased to close this deal with Upland Software, ensuring our web content management customers are in good hands, while creating an exceptional opportunity for the strong team that Upland is acquiring. We are confident Clickability will thrive as a product line in the Upland Software family, and look forward to a productive ongoing partnership in support of our joint customers.”
About Limelight
Limelight Networks (Nasdaq:LLNW), a global leader in Digital Presence Management and Delivery, empowers customers to better engage digital audiences by enabling them to deliver optimized digital experiences on any device, anywhere in the world. The company's award winning Limelight Orchestrate™ platform includes an integrated suite of content delivery technology and services that helps organizations deliver exceptional multi-screen experiences, improve brand awareness, drive revenue and enhance customer relationships — all while reducing costs. For more information, please visit www.limelight.com, read our blog and be sure to follow us on Twitter at www.twitter.com/llnw.

For press inquiries contact:
Amy Peterson
famaPR on behalf of Limelight Networks
617-986-5026
limelight@famapr.com
Source: Limelight Networks